Exhibit 19.1
(Effective 1/30/2025)

Oscar Health, Inc.
Insider Trading Compliance Policy
Oscar Health, Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.
Persons Covered
You must comply with this policy if you are:
●a director, officer or employee of the Company;
●a contractor or consultant of the Company, or other person designated by the Company; or
●an entity controlled by a person subject to this policy.
Individuals subject to this policy are responsible for ensuring that members of their household, and other family members who do not reside in the individual’s household but whose transactions are directed by the individual or subject to influence or control by the individual, comply with this policy.
Policy Statement
Unless otherwise permitted by this policy, you must not:
●purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
●purchase, sell, gift or otherwise transfer any security of any other company while you possess material nonpublic information about the other company that you obtained in connection with your employment by or service to the Company;
●directly or indirectly communicate material nonpublic information about the Company to anyone outside the Company unless you follow Company policy regarding confidential information; or
●directly or indirectly communicate material nonpublic information about the Company to anyone within the Company except on a need-to-know basis.
For this purpose:
●securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;

●purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
●sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
●material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
●nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.
To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should contact trading@hioscar.com.
Quarterly Blackout Periods
The Chief Legal Officer, or his or her designee (the “Policy Adminstatorr”), will designate a list of persons who (with their controlled entities and household and other family members as specified above) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy.
The quarterly blackout periods:
●begin:
●seven calendar days prior to the end of the last month of each of the first, second and third fiscal quarters (i.e., at 11:59 pm (ET) on March 24th, June 23rd and September 23rd); and
●on the 15th calendar day of the last month of the fourth fiscal quarter (i.e., at 11:59 pm (ET) on December 14th); and
●end after completion of the second full trading day1 on the New York Stock Exchange after the earnings release for that quarter.
Additional Blackout Periods
From time to time, the Policy Administrator may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.
1 A “trading day” is a day on which the New York Stock Exchange is open for trading. If, for example, the Company were to make an earnings announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday.

Pre-Clearance of Transactions
The Policy Administrator will designate a list of persons who (with their controlled entities and household and other family members as specified above) must pre-clear each transaction in any security of the Company.
To submit a pre-clearance request, you must follow the procedures established by the Policy Administrator.
Pre-clearance approval:
●may be granted or withheld in the sole discretion of the Policy Administrator (or the Chief Financial Officer for transactions by the Chief Legal Officer);
●remains valid for five business days;
●remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
●will not constitute legal advice that a proposed transaction complies with applicable law; and
●will not result in liability to the Company or any other person if delayed or withheld.
Exempt Transactions
This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:
●transactions directly with the Company;
●gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy, except that gift transactions involving Company securities are subject to pre-clearance;
●transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
●“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
●transactions pursuant to a contract, plan or instruction to trade in the Company’s securities entered in accordance with Rule 10b5-1 adopted as set forth in the Trading Plans section below.

Trading Plans
The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies the conditions of Rule 10b5-1 (a “Trading Plan”) and that the Plan Administrator (or the Chief Financial Officer for a Trading Plan of the Chief Legal Officer) has pre-approved.
Any adoption of, modifications to and terminations of a Trading Plan must be pre-approved by the Plan Administrator (or the Chief Financial Officer for Trading Plans of the Chief Legal Officer). Any adoption of, or modifications to, a Trading Plan may only be made outside of a blackout period when you do not possess material nonpublic information.
To submit a request to adopt, modify or terminate a Trading Plan, you must follow the procedures established by the Chief Legal Officer.
Prohibited Transactions
You may not engage in:
●short sales of the Company’s securities (i.e., sales of shares that you do not own at the time of sale);
●options trading2 involving the Company’s securities, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
●hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
●pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.
Post-Termination Transactions
If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.
Policy Administration
The Plan Administrator has authority to interpret, implement and administer this policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Legal Officer has authority to amend this policy, including waiving the terms of the policy, provided that the Board will approve any waiver of the terms of this policy for directors or executive officers. The
2 For the avoidance of doubt, this does not apply to exercises of stock options granted to employees by the Company or to sales of the underlying shares.

Chief Financial Officer will administer the policy as it applies to any trading activity by the Chief Legal Officer.
Certification of Compliance
You may be asked periodically to certify your compliance with the terms and provisions of this policy.

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